EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports Expected Increase in Its Provision for Loan Losses

CHICOPEE, Mass., July 10, 2014 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the "Company") (Nasdaq:CBNK), the holding company for Chicopee Savings Bank (the "Bank"), announced today that it expects to record a provision for loan losses of approximately $2.8 million (pre-tax) and $5.0 million (pre-tax) for the three and six months ended June 30, 2014, respectively. As a result, the Company anticipates reporting a loss before taxes of $1.9 million and a net loss of $40,000 after recognizing the income tax benefit for the three months ended June 30, 2014. For the six months ended June 30, 2014, the Company anticipates reporting a loss of $3.4 million before taxes and net loss of $1.4 million after recognizing the income tax benefit. The tax benefit was the result of a change in the effective tax rate, projected loss due to the increase in the provision for loan losses, as well as the benefit of the tax-exempt investment income.

The $2.8 million expected provision for loan losses for the three months ended June 30, 2014 is the result of unrelated additional charge-offs for two previously disclosed problem loans and a $1.5 million charge-off related to a  $4.7 million commercial real estate developer loan secured by commercial real estate. With regard to the commercial real estate development loan, the $1.5 million charge-off reflects the decline in the fair value of the collateral securing the loan resulting from an updated independent appraisal. The Company has had a lending relationship with the commercial developer for over 25 years. The relationship was previously classified as impaired but was performing in accordance with the terms of the loan. The Company has restructured the loan and is working with the borrower to reduce exposure through sales of existing units. The borrower remains responsible for the full indebtedness, including any amounts charged off.  At June 30, 2014, the loan was placed on non-accrual as an indication that there is reasonable doubt as to the full collectability of principal and interest.

The provision for loan losses includes the effect of an additional $445,000 provision related to a $3.4 million nonperforming loan disclosed in the third quarter of 2013. The loan is secured by commercial real estate, equipment and all assets of the borrower. The additional provision is due to a decline in estimated value of the collateral due to current market conditions. The Company is in the process of initiating foreclosure proceedings on such collateral.

The increased provision in the second quarter also reflects the effect of an additional charge-off of approximately $360,000 related to a previously disclosed $4.5 million commercial loan relationship suspected of fraud. The loan is secured by inventory, equipment and real estate. The Company has initiated legal proceedings against the principals of the borrower for fraud and is conducting a review and investigation, including the use of forensic accountants. The Company believes the principals made fraudulent misrepresentations about the collateral securing the loan and intends to pursue all legal remedies against the principals for any losses or costs related to the loan, but there can be no assurance that these efforts will result in significant recoveries. The Company has completed liquidation of the inventory and equipment and completed foreclosure action on three properties that were pledged as collateral. One of the commercial properties was acquired at foreclosure and transferred to other real estate owned and is being marketed for sale. The second property was sold at foreclosure and a pay down is expected within 30-days and the third property is expected to be paid in full within 30-days.

As a result of the above actions, nonperforming loans are expected to increase to approximately $10.9 million, or 2.12% of total loans, at June 30, 2014, compared to $10.3 million, or 2.10% of total loans, at March 31, 2014. For the six months ended June 30, 2014, net charge-offs are expected to increase to approximately $4.9 million, or 0.97% of total average loans, compared to $2.3 million, or 0.48% of total average loans, for the three months ended March 31, 2014. Nonperforming assets are expected to increase from $10.5 million, or 1.75%, of total assets at March 31, 2014, to approximately $12.0 million, or 1.99% of total assets at June 30, 2014. Nonperforming assets consist of $10.9 million in nonperforming loans and $1.2 million of other real estate owned (OREO) acquired at foreclosure. The increase in OREO from $135,000 at March 31, 2014 to $1.2 million at June 30, 2014 was primarily due to the acquisition of a commercial property at foreclosure as mentioned above. The Company anticipates that its stockholders' equity to total assets ratio will be approximately 14.8% at June 30, 2014 as compared to 15.7% at December 31, 2013 and is expected to remain "well capitalized" at June 30, 2014 under all applicable regulatory capital measures. The Company's allowance for loan losses is expected to be 43.2% of non-performing loans and 0.92% of total loans as of June 30, 2014 as compared to 67.3% and 0.94% at December 31, 2013, respectively.

The Company has endured a difficult first six months due to three nonperforming commercial relationships. These three commercial relationships represent $6.8 million, or 62.4% of total non-performing loans. The remaining $4.1 million non-performing loans consist of 25 residential real estate loans totaling $2.7 million, 11 consumer loans totaling $249,000, six commercial real estate loans totaling $804,000, and 22 commercial loans totaling $320,000. Asset quality continues to be the top focus for management and we continue to proactively work to resolve problem loans as they arise. Management continues to monitor the loan portfolio to minimize any further deterioration in the collateral that could result in future losses.

The Company anticipates releasing second quarter results during the week of July 21, 2014.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CONTACT: Chicopee Bancorp, Inc.
         Guida R. Sajdak
         Chief Financial Officer and Senior Vice President
         413-594-6692
         gsajdak@chicopeesavings.com